AGREEMENT

AGREEMENT (the "**Agreement**"), dated as of December 20, 2006 by and among National Investment Managers, Inc., a Florida corporation (the "**Company**" or "**NIVM**"), Duncan Capital Group LLC, a Delaware limited liability company ("**DCG**") and DCI Master LDC ("**DCI**").

WHEREAS, pursuant to Section 2 of a Put Agreement dated as of November 30, 2005, among American Benefit Resources, Inc., a Connecticut corporation ("**ABR**"), IBF Fund Liquidating LLC, a Delaware limited liability company ("**IBF**," and, together with ABR, collectively, the "**Sellers**"), NIVM, DCI and DCG (the "**Put Agreement**"), DCI and DCG (collectively the "**Buyers**") agreed to buy up to 671,141 shares of common stock (the "**Common Stock**") of NIVM (the "**Put Shares**") from either of the Sellers on the terms and conditions set forth in the Put Agreement; and

WHEREAS as a condition to the Buyers agreeing to buy the Put Shares from the Sellers, Buyers have requested and NIVM has agreed that NIVM shall pay to the Buyers the difference between (i) \$1.49 (the "**Per Share Put Sale Price**); and (ii) the Fair Market Value (as defined below) of each Put Share bought by the Buyer pursuant to the Put Agreement (the "**FMV Put Share Price**").

NOW THEREFORE, the parties hereto agree as follows:

1. NIVM Make Whole Obligation.

(a) At any time and from time to time, that pursuant to the Put Agreement either of the Buyers buy from the Sellers any Put Shares, and, at the time of Put Share purchase, NIVM shall immediately and simultaneously with each closing of a sale of Put Shares pursuant to the Put Agreement (a "**Put Share Closing Date**"), provide in immediately available funds to the Buyers, an amount equal to the product of (1) the difference obtained by subtracting (i) \$1.49, from (ii) the FMV Put Share Price, multiplied by (2) the number of Put Shares bought by the Buyers from the Sellers at such Put Closing (the "**Aggregate Make Whole Amount**"). Upon receipt of the notice of a Put Share Purchase by the Buyers from the Sellers, the Buyers shall provide notice to NIVM the same day thereof ("NIVM Notice").

(b) The Aggregate Make Whole Amount shall be paid to the Buyers from NIVM (i) simultaneously with each Put Share Closing Date, (ii) in immediately available US dollars, (iii) and pursuant to payment instructions provided in writing by either of the Buyers to NIVM.

(c) For purposes of this Put Agreement, "**FMV Put Share Price**" shall mean for each share of NIVM Common Stock sold at a Put Share Closing (i) if the shares of the Common Stock are listed on a national securities exchange, the

average of the closing prices as reported for composite transactions during the ten (10) consecutive trading days preceding the trading day immediately prior to the date of the particular Put Share Closing Date (the "**Mark Date**"), or, if no sale occurred on a trading day, then the mean between the closing bid and asked prices on such exchange on such trading day; (ii) if shares of the Common Stock are not so listed but are traded on the NASDAQ, the average of the closing prices as reported on the NASDAQ during the ten (10) consecutive trading days preceding the trading day immediately prior to the Mark Date, or, if no sale occurred on a trading day, then the mean between the highest bid and lowest asked prices as of the close of business on such trading day, as reported on the NASDAQ; or if not then included for quotation on the NASDAQ, the average of the highest reported bid and lowest reported asked prices as reported by the OTC Bulletin Board of the National Quotation Bureau, as the case may be, or (iii) if the shares of the Common Stock are not then publicly traded, the fair market price, not less than book value thereof, of the Common Stock as shall be determined in good faith by the Company

(d) The parties agree that NIVM shall pay to the Buyers interest at the rate of twelve (12%) percent annum, compounded daily, on the Aggregate Make Whole Amount for each day after a Put Share Closing Date that the Buyers have not received any portion and/or all of the Aggregate Make Whole Amount from NIVM. Interest shall begin to accrue on the first day immediately following a Put Share Closing Date. Interest shall be paid immediately on the written request of the Buyers and in US dollars; provided, however, that notwithstanding anything to the contrary provided herein or elsewhere, in the event that it is determined that, under the laws relating to usury applicable to the Company (the "**Applicable Usury Laws**"), the interest charges payable by the Company in connection herewith or in connection with any other document or instrument executed and delivered in connection herewith cause the effective interest rate applicable pursuant to this Section 1(d), to exceed the maximum rate allowed by law (the "**Maximum Rate**"), then such interest shall be recalculated to the Maximum Rate for the period in question.

2. Company Representations, and Warranties

NIVM represents and warrants to each Seller that:

(i) NIVM has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby has been duly authorized by all necessary action on the part of the Company (including, but not limited to, approval by the Board of Directors), and no further corporate action is required by the Company in connection herewith. This Agreement has been duly executed by the Company and, constitutes the valid and binding obligation of the Company enforceable

against the Company in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally.

(ii) The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, does not and will not (a) conflict with or violate any provision of the Company's Bylaws, Articles of Incorporation (or Certificate of Incorporation, as the case may be) and/or any other documents creating or related to any Shares of Preferred Stock of the Company (each as may be amended from time to time), (b) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise), or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, or (c) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected.

(iii) The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind in connection with the execution, delivery and performance by the Company of this Agreement.

3. Notices. All notices, consents, waivers, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or a professional messenger service), or sent by facsimile or mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases, addressed as follows:

If to the Buyers, to:

DCI Master LDC/Duncan Capital Group
420 Lexington Avenue, Suite 450
New York, NY 10170
Attention: Michael Crow
Facsimile: 212-581-5198

If to NIVM, to:

National Investment Managers, Inc.
420 Lexington Avenue, Suite 2420
New York, New York 10170
Attention: Chief Executive Officer
Facsimile: ____________________

All communications hereunder shall be in writing and shall be deemed to be duly given and received: (i) upon delivery if delivered personally or upon confirmed transmittal if by facsimile; (ii) on the next Business Day if sent by overnight courier; or (iii) four (4) Business Days after mailing if mailed by prepaid registered mail, return receipt requested, to the appropriate notice address set forth above or at such other address as any party hereto may have furnished to the other parties in writing by registered mail, return receipt requested.

4. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to the principles of conflicts of law thereof. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and of the United States of America sitting in the City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that the venue thereof may not be appropriate, that such suit, action or proceeding is improper or that this Agreement or any of the documents referred to in this Agreement may not be enforced in or by said courts, and each party hereto irrevocably agrees that all claims with respect to such suit, action or proceeding may be heard and determined in such a New York state or federal court. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party in the manner provided in **Section 4** and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

5. Publicity. Except as required by applicable law or the requirements of any securities exchange or market (in which case the text of the announcement shall

be provided to the other parties (and the other parties shall be allowed reasonable time to comment) prior to dissemination to the public), no party shall make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other parties.

6. Amendments. This Agreement may not be modified, changed, amended, terminated or abandoned except in a writing signed by the parties hereto.

7. Entire Agreement. This Agreement contains the entire agreement and understanding of the parties and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof.

8. Further Assurances. Each party shall cooperate and take such actions as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby and thereby.

9. Counterparts. This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

10. No Third Party Rights. This Agreement is not intended and shall not be construed to create any rights in any persons other than the parties listed on the signature page hereto, and no person shall be entitled to assert any rights as third party beneficiary hereunder.

11. Indemnification. The Company agrees to indemnify and hold harmless the Buyers and each of their respective officers, directors, employees, agents, attorneys, control persons and affiliates from and against all losses, liabilities, claims, damages, costs, fees and expenses whatsoever (including, but not limited to, any and all expenses incurred in investigating, preparing or defending against any litigation commenced or threatened) based upon or arising out of this (i) Agreement, and/or (ii) the Put Agreement and any obligations the Buyers have with one or both of the Sellers.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph hereof.

NATIONAL INVESTMENT MANAGERS, INC.

By: ______________________________
Name: STEVEN J. ROSS
Title: CEO

DCI MASTER LDC

By: ______________________________
Name:
Title:

DUNCAN CAPITAL GROUP LLC

By: ______________________________
Name:
Title:

Duncan/TF6530